NEOS ETF TRUST 485BPOS

Exhibit 99(d)(11)

AMENDED AND RESTATED SCHEDULE A

to the

ADVISORY AGREEMENT

between

NEOS INVESTMENT MANAGEMENT LLC

and

NEOS ETF TRUST

Fund	Advisory Fee Rate	Effective Date
NEOS S&P 500® High Income ETF	0.68% of the Fund's average daily net assets	August 16, 2022
NEOS Enhanced Income Aggregate Bond ETF	0.58% of the Fund’s average daily net assets	August 16, 2022
NEOS Enhanced Income Cash Alternative ETF	0.38% of the Fund’s average daily net assets	August 16, 2022
NEOS Bitcoin High Income ETF	0.99% of the Fund’s average daily net assets	TBD
NEOS Bitcoin Quantitative Trend ETF	0.99% of the Fund’s average daily net assets	TBD
Mast Global Battery Recycling & Production ETF	0.65% of the Fund’s average daily net assets	December 13, 2023
NEOS Nasdaq-100 Hedged Equity Income ETF	0.68% of the Fund’s average daily net assets	TBD
NEOS Enhanced Income High Yield Bond ETF	0.65% of the Fund’s average daily net assets	TBD
NEOS Nasdaq 100 High Income ETF	0.68% of the Fund’s average daily net assets	January 29, 2024

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement to be effective as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of “TBD.”

NEOS ETF TRUST		NEOS Investment Management, LLC

By:	/s/ Garrett Paolella	By:	/s/ Troy Cates

Name: Garrett Paolella		Name: Troy Cates

Title: President, Principal Executive Officer, and Trustee		Title: Managing Partner